EXHIBIT 99.1

Omeros Corporation Reports Fourth Quarter and Year-End 2017 Financial Results

– Conference Call Today at 4:30 p.m. ET –

SEATTLE, WA – March 1, 2018 – Omeros Corporation (NASDAQ: OMER), a commercial-stage biopharmaceutical company committed to discovering, developing and commercializing small-molecule and protein therapeutics for large-market as well as orphan indications targeting inflammation, complement-mediated diseases and disorders of the central nervous system, today announced recent highlights and developments as well as financial results for the fourth quarter and year ended December 31, 2017, which include:

•

4Q 2017 total and OMIDRIA® revenues were $13.8 million, a decrease of 36.5 percent from 3Q 2017, despite the fact that unit pricing and the total number of vials sold to ASCs and hospitals was unchanged from 3Q 2017. Under the company’s accounting policies, it is not able to recognize a majority of the revenue related to OMIDRIA inventories held by wholesalers at December 31 because of uncertainty around OMIDRIA reimbursement following expiration of pass-through status on January 1, 2018 and resulting reduced first quarter sell-through. In addition, a $2.4 million charge to revenue was recorded in the fourth quarter for vials that the company reserved for returns by the ASCs and hospitals anticipated in 2018.

•	Units sold to ASCs and hospitals by wholesalers (sell-through) for October and November 2017 were 18 percent greater than the corresponding period in 3Q.

•	Total year 2017 OMIDRIA revenues were $64.8 million, a 56.4 percent increase over 2016.

•

Net loss in 4Q 2017 was $16.6 million, or $0.34 per share, again reflecting the inability to recognize wholesaler inventories at year-end. Net loss for the full year of 2017 was $53.5 million, or $1.17 per share. Non-cash expenses for 4Q and the full year of 2017 were $4.5 million, or $0.09 per share, and $17.4 million, or $0.38 per share, respectively. The reduction in cash, cash equivalents and short-term investments from 3Q to 4Q was $3.1 million.

•

At December 31, 2017, the company had cash, cash equivalents and short-term investments available for operations of $83.7 million with an additional $17.1 million in accounts receivable. The company has the ability to borrow an additional $45.0 million from existing lenders through May 20, 2018.

•	Released compelling survival data and initiated a Phase 3 program for OMS721 in hematopoietic stem cell transplant-associated thrombotic microangiopathy (HCT-TMA).

•	Opened enrollment in OMS721 Phase 3 trial for Immunoglobulin A (IgA) nephropathy.

•	Granted orphan drug designation for OMS721 in the treatment of IgA nephropathy by European Medicines Agency (EMA).

“The company’s progress during the fourth quarter of 2017 continued to build on our accomplishments earlier in the year,” said Gregory A. Demopulos, M.D., chairman and chief executive officer of Omeros. “Following consistently positive OMS721 data, we now have three ongoing Phase 3 clinical programs – IgA nephropathy, aHUS and, most recently, stem-cell TMA. With breakthrough therapy, fast track and orphan designations across these indications, we are continuing our interactions with FDA and European regulatory authorities to expedite approval pathways and, in the near term, to discuss accelerated and conditional approvals in stem-cell TMA. Next up is OMS527, on track to enter the clinic in mid-year for the treatment of nicotine addiction. Our frustration, shared by physicians nationwide, remains patients’ restricted access to OMIDRIA following its pass-through expiration on January 1. Congressional and administrative efforts are ongoing, and we look forward to resolving this issue soon. We are confident that OMIDRIA in 2018 will continue to fuel the advancement of our pipeline and OMS721 toward commercialization, helping to save lives.”

Fourth Quarter and Recent Developments

•	Recent developments regarding OMIDRIA include:

o

OMIDRIA pass-through status expired on January 1, 2018 as scheduled, and payment for the product is included as part of the packaged payment for the associated procedure for Medicare patients. Based on first quarter 2018 data to date, Omeros believes that a substantial majority of facilities that were using OMIDRIA are awaiting resolution regarding reimbursement by the Centers for Medicare and Medicaid Services (CMS), or the company’s decision to implement an alternative sales strategy, and, therefore, sales to wholesalers during this period have been adversely affected, and Omeros expects this trend will likely continue until such uncertainty is resolved. Both legislative and administrative means are being pursued to obtain permanent separate payment or similar reimbursement for OMIDRIA and/or to extend the pass-through reimbursement period from three to five years.

o

In December, the FDA approved Omeros’ supplemental new drug application (sNDA) following review of efficacy and safety data from a pediatric clinical trial, expanding the indication for OMIDRIA to include use in pediatric patients (ages birth through 17 years old). The FDA also granted OMIDRIA an additional six months of U.S. market exclusivity, which is attached to the term of the drug’s patents listed in FDA’s Orange Book.

•

Developments regarding OMS721, Omeros’ lead human monoclonal antibody in its mannan-binding lectin-associated serine protease-2 (MASP-2) programs for the treatment of IgA nephropathy, HCT-TMA and atypical hemolytic uremic syndrome (aHUS), include:

o

In February 2018, Omeros reported new results from the ongoing Phase 2 study of OMS721 evaluating patients with HCT-TMA. The data, from a total of 19 patients, demonstrate an increase in estimated median overall survival in HCT-TMA patients treated with OMS721 compared to a matched historical control (347 days vs. 21 days, respectively, by Kaplan-Meier analysis; p < 0.0001 by log-rank test). In addition to and consistent with the survival data reported, updated assessments of platelet count, lactate dehydrogenase (LDH) and haptoglobin – all markers of TMA activity – continued to demonstrate clinically meaningful and statistically significant improvements in the HCT-TMA patients treated with OMS721.

o

Significant improvement in transfusion requirements was seen in the cohort of HCT-TMA patients referenced above. Eight of the 19 patients were receiving significant red blood cell and platelet transfusions at the time of study entry. The transfusions were either stopped completely or markedly reduced in seven of the eight patients. The eighth patient had ongoing acute myeloid leukemia – a malignancy of bone marrow characterized by severe red cell anemia and low production of platelets – this patient received only two doses of OMS721, discontinued the study and died shortly thereafter.

o

The company is scheduled to meet with FDA and is requesting meetings with regulatory bodies in the EU to discuss the most expeditious approval path, including accelerated and conditional approvals, for OMS721 in HCT-TMA.

o	In February 2018, the EMA granted OMS721 orphan drug designation in the treatment of IgA nephropathy. Enrollment in the Phase 3 IgA nephropathy trial is underway.

•

In February, Omeros extended the borrowing capacity under its existing credit facility allowing the company to borrow, at its sole discretion, up to $45.0 million through May 20, 2018 subject only to customary closing conditions.

Financial Results

Fourth Quarter 2017

For the quarter ended December 31, 2017, revenues were $13.8 million, all relating to sales of OMIDRIA. This compares to OMIDRIA revenues of $12.9 million for the same period in 2016. On a sequential quarter-over-quarter basis, OMIDRIA revenue decreased $7.9 million, or 36.5%, despite the fact that unit pricing and the total number of vials sold to ASCs and hospitals was unchanged from the quarter ended September 30, 2017. Under the company’s accounting policies, it is not able to recognize a majority of the revenue related to OMIDRIA inventories held by wholesalers at year end because of uncertainty around OMIDRIA reimbursement following expiration of pass-through status on January 1, 2018 and resulting reduced first quarter sell-through. In addition, a $2.4 million charge to revenue was recorded in the fourth quarter for vials that the company reserved for returns by the ASCs and hospitals anticipated in 2018.

Total operating costs and expenses for the three months ended December 31, 2017 were $27.9 million compared to $24.8 million for the same period in 2016. The change in the current year quarter was primarily due to higher third-party manufacturing scale up costs for our OMS721 program and higher third-party development expenses for our product candidates.

For the three months ended December 31, 2017, Omeros reported a net loss of $16.6 million, or $0.34 per share, again reflecting the inability to recognize wholesaler inventories at year end and which included non-cash expenses of $4.5 million ($0.09 per share). This compares to the prior year’s fourth quarter when Omeros reported a net loss of $19.6 million, or $0.45 per share, which included non-cash expenses of $5.2 million ($0.12 per share). The reduction in cash, cash equivalents and short-term investments from the third quarter to the fourth quarter was $3.1 million.

As of December 31, 2017, the company had $83.7 million of cash, cash equivalents and short-term investments available for operations and $5.8 million in restricted cash, with an additional $17.1 million in accounts receivable. The company also has the ability, at its sole discretion, to borrow $45.0 million from its existing lenders through May 20, 2018, subject to customary closing conditions.

Full Year 2017

Revenues for the full year 2017 were $64.8 million, a 55.8% increase compared to $41.6 million for the full year 2016. The increase was primarily attributable to an increase in both new customers and increased OMIDRIA purchases from our existing customers.

Total operating costs and expenses for the year ended December 31, 2017 were $108.7 million, an increase of $12.8 million compared to 2016. The 2017 increase related primarily to higher third-party manufacturing scale up costs for our OMS721 program, higher third-party development expenses for our product candidates, and higher legal expenses incurred in the defense of our patent infringement lawsuit against Par that was settled favorably in October 2017.

For the full year 2017, Omeros reported a net loss of $53.5 million, or $1.17 per share, including non-cash expenses of $17.4 million, or $0.38 per share. This compares to a net loss of $66.7 million, or $1.65 per share in 2016, including non-cash expenses of $16.1 million, or $0.40 per share.

Conference Call Details

Omeros’ management will host a conference call to discuss the financial results and to provide an update on business activities. The call will be held today at 1:30 p.m. Pacific Time; 4:30 p.m. Eastern Time. To access the live conference call via phone, please dial (844) 831-4029 from the United States and Canada or (920) 663-6278 internationally. The participant passcode is 1759244. Please dial in approximately 10 minutes prior to the start of the call. A telephone replay will be available for one week following the call and may be accessed by dialing (855) 859-2056 from the United States and Canada or (404) 537-3406 internationally. The replay passcode is 1759244.

To access the live or subsequently archived webcast of the conference call on the internet, go to the company’s website at www.omeros.com and select “Events” under the Investors section of the website. To access the live webcast, please connect to the website at least 15 minutes prior to the call to allow for any software download that may be necessary.

About Omeros Corporation

Omeros is a commercial-stage biopharmaceutical company committed to discovering, developing and commercializing small-molecule and protein therapeutics for large-market as well as orphan indications targeting inflammation, complement-mediated diseases and disorders of the central nervous system. The company’s drug product OMIDRIA® (phenylephrine and ketorolac intraocular solution) 1% / 0.3% is marketed for use during cataract surgery or intraocular lens (IOL) replacement to maintain pupil size by preventing intraoperative miosis (pupil constriction) and to reduce postoperative ocular pain. In the European Union, the European Commission has approved OMIDRIA for use in cataract surgery and other IOL replacement procedures to maintain mydriasis (pupil dilation), prevent miosis (pupil constriction), and to reduce postoperative eye pain. Omeros has multiple Phase 3 and Phase 2 clinical-stage development programs focused on: complement-associated thrombotic microangiopathies; complement-mediated glomerulonephropathies; Huntington’s disease and cognitive impairment; and addictive and compulsive disorders. In addition, Omeros has a diverse group of preclinical programs and a proprietary G protein-coupled receptor (GPCR) platform through which it controls 54 new GPCR drug targets and corresponding compounds, a number of which are in preclinical development. The company also exclusively possesses a novel antibody-generating platform.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are subject to the “safe harbor” created by those sections for such statements. All statements other than statements of historical fact are forward-looking statements, which are often indicated by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “likely,” “look forward to,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions and variations thereof. Forward-looking statements are based on management’s beliefs and assumptions and on information available to management only as of the date of this press release. Omeros’ actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, without limitation, risks associated with product commercialization and commercial operations, unproven preclinical and clinical development activities, regulatory oversight, intellectual property claims, competitive developments, litigation, and the risks, uncertainties and other factors described under the heading “Risk Factors” in the company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2018. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements, and the company assumes no obligation to update these forward-looking statements, even if new information becomes available in the future.

Contact:

Jennifer Cook Williams

Cook Williams Communications, Inc.

Investor and Media Relations

360.668.3701

jennifer@cwcomm.org

OMEROS CORPORATION

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016

Revenues:
Product sales, net	$13,760	$12,905	$64,826	$41,444
Grant revenue		—	—	173
Total revenue	13,760	12,905	64,826	41,617
Costs and expenses:
Cost of product sales	466	380	1,078	1,412
Research and development	15,387	12,542	55,599	50,699
Selling, general and administrative	12,028	11,840	52,044	43,782
Total costs and expenses	27,881	24,762	108,721	95,893
Loss from operations	(14,121)	(11,857)	(43,895)	(54,276)
Interest expense	(2,864)	(2,452)	(11,030)	(7,819)
Other income	434	272	1,444	945
Loss on early extinguishment of debt	—	(5,595)	—	(5,595)
Net loss	$(16,551)	$(19,632)	$(53,481)	$(66,745)
Basic and diluted net loss per share	$(0.34)	$(0.45)	$(1.17)	$(1.65)
Weighted-average shares used to compute
basic and diluted net loss per share	48,029,195	43,194,325	45,539,362	40,446,410

OMEROS CORPORATION

UNAUDITED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	December 31,	December 31,
	2017	2016

Cash, cash equivalents and short-term investments	$83,749	$45,331
Working capital	82,065	44,191
Restricted investments	5,835	5,835
Total assets	116,328	67,278
Total current liabilities	26,307	16,071
Notes payable and lease financing obligations, net	84,117	79,512
Accumulated deficit	(523,368)	(469,887)
Total shareholders’ deficit	(2,814)	(37,447)